Exhibit 99.1

BrandPartners Adds Veteran Investment Banking Executive and Entrepreneur to Board of Directors

June 8,  2009 -- ROCHESTER, N.H. - BrandPartners Group Inc. (OTC Bulletin Board: BPTR), a leader in delivering high performing retail environment solutions to the financial services industry, is pleased to welcome Anthony S. Graham to its Board of Directors.  Mr. Graham is President and COO of Archonix Systems LLC, a privately held provider of software and services to the public safety industry. A graduate of the University of Rochester and the Harvard Business School, he is also a former Director in the Investment Banking division of Salomon Smith Barney where he specialized in providing financing and advice to media and telecommunications companies accessing the capital markets and engaged in strategic transactions.

James Brooks, BrandPartners President and CEO stated "We are delighted to have Tony join our board. His experience in finance and as an entrepreneur building a company organically and via acquisitions is going to be a tremendous asset to our company.   As we both evolve our business model to
meet the future of the retail banking industry and grow our business via partnerships and acquisitions we will benefit from the advice and contributions Tony can make to our Board."

Mr. Graham added, "I am very pleased to become a member of BrandPartners' Board.  I have great respect for the management team and especially their dedication to profitably growing the company.  By joining the Board, I am delighted to have a role in a company that is so well positioned to take advantage of the opportunities in front of it during this unique period in the industry's history."

About BrandPartners Group
BrandPartners Group, Inc. (OTC Bulletin Board: BPTR), through its wholly owned subsidiary BrandPartners Retail, Inc. provides an integrated approach to customer environments through brand translation, business strategy, design/build services, retail displays and in-branch communications products and services, from concept and design through implementation and training. BrandPartners installations are in more than 2,000 companies at more than 35,000 retail locations. The company serves its clients from its Rochester, New Hampshire home office and regional U.S. offices.

Press Contact:
Emily Schwartz
Marketing Communications Specialist

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